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                                                                    EXHIBIT 21.1


                                ANTENNA TV S.A.

                            Significant Subsidiaries


 1.   Antenna EOOD (Bulgaria)
 2.   Sandcay Holdings Ltd. (Cyprus)
 3.   Technical Services Corp. (Liberia)
 4.   Nova Televizia S.A. (Bulgaria)
 5.   Multimex ID S.A. (Bulgaria)
 6.   Radio Express S.A. (Bulgaria)
 7.   Ferpot Trading Ltd. (Cyprus)
 8.   Linsert Holdings Ltd. (Cyprus)
 9.   Laxel Investments Ltd. (Cyprus)
10.   Part Time Simvouleftiki S.A. (Greece)
11.   Radiotileoptikes Epihirisis S.A. (Antenna Radio) (Greece)
12.   Antenna Spoudastiki EPE (Greece)
13.   Holnest Investments Ltd. (Cyprus)
14.   Antenna Publications Ltd. (Cyprus)
15.   Antenna Sindromitiki S.A. (Antenna Optima) (Greece)
16.   Pacific Broadcast Distribution Ltd. (Liberia)
17.   Audiotex S.A. (Greece)
18.   Daphne Communications S.A. (Greece)
19.   Niki S.A. (Greece)